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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF CORRECTION

                       FILED TO CORRECT A CERTAIN ERROR IN
                        THE SHAMAN PHARMACEUTICALS, INC.
                AMENDED CERTIFICATE OF DESIGNATION OF PREFERENCES
                     OF SERIES C CONVERTIBLE PREFERRED STOCK
        FILED IN THE OFFICE OF THE SECRETARY OF THE STATE OF DELAWARE ON
                                  JULY 31, 1998


     SHAMAN PHARMACEUTICALS, INC. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1.   The name of this corporation is Shaman Pharmaceuticals, Inc.

     2. That an Amended Certificate of Designation of Preferences of Series C Convertible Preferred Stock (the "Certificate of Designation") was filed by the Secretary of State of Delaware on July 31, 1998 and that said Certificate of Designation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of said Certificate of Designation is as follows: Section 8 of the Certificate of Designation inadvertently states that each share of Series C Preferred Stock shall be entitled during the first year after the issuance thereof to one vote for each six shares held. Section 8 of the Certificate of Designation should state that each share of Series C Preferred Stock shall be entitled during the first year after the issuance thereof to six votes for each one share held.

     4. Section 8 of the Certificate of Designation is hereby corrected to read as follows:

     SECTION 8. VOTING RIGHTS. Except as otherwise required by law or expressly provided herein, each share of Series C Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each share of Series C Preferred Stock shall be entitled (i) during the first year after the issuance thereof to six votes for each one share held and (ii) thereafter, to one vote for each share of Common Stock into which such share of Series C Preferred Stock is convertible on the record date for the matter to be voted upon.

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     IN WITNESS WHEREOF, this Certificate of Correction to the Amended
Certificate of Designation of Preferences of Series C Convertible Preferred Stock has been signed by the President of the corporation thereunto duly authorized as of this 3rd day of December, 1998.


                                         SHAMAN PHARMACEUTICALS, INC.



                                         By /s/ Lisa A. Conte
                                           -------------------------------------
                                           Lisa A. Conte,
                                           President and Chief Executive Officer


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